HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION REPORTS EARNINGS
FOR FOURTH QUARTER AND FISCAL YEAR 2018

MUSCATINE, Iowa (February 25, 2019) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended December 29, 2018 of $2,258 million and net income of $93 million. GAAP net income per diluted share was $2.11 compared to $2.00 in the prior year. Non-GAAP net income per diluted share was $2.41 compared to $1.97 in the prior year.

Fourth quarter sales were $598 million and net income was $32 million. GAAP net income per diluted share was $0.73 compared to $0.77 in the prior year. Non-GAAP net income per diluted share was $0.97 compared to $0.47 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth Quarter Summary Comments
“Our teams performed well in the fourth quarter – delivering significant earnings growth and margin expansion. We are managing through multiple challenges, including continued inflationary pressures, tariff impacts, and choppy demand. Our organization is responding well, and I am optimistic about what we can accomplish in the future,” said Jeff Lorenger, HNI Corporation, President and Chief Executive Officer.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 29, 2018	December 30, 2017	Change
GAAP
Net Sales	$598.1	$584.3	2.4%
Gross Profit %	37.4%	35.0%	240	bps
SG&A %	27.9%	30.1%	-220	bps
Loss on sale and disposal of assets %	—%	0.8%	-80	bps
Restructuring and impairment charges %	2.2%	5.8%	-360	bps
Operating Income (Loss)	$43.8	($10.6)	NM
Operating Income (Loss) %	7.3%	(1.8%)	910	bps
Effective Tax Rate	22.4%	359.9%
Net Income %	5.4%	5.8%	-40	bps
EPS – diluted	$0.73	$0.77	(5.2%)

Non-GAAP
Gross Profit %	37.5%	36.1%	140	bps
Operating Income	$57.8	$35.2	64.2%
Operating Income %	9.7%	6.0%	370	bps
EPS – diluted	$0.97	$0.47	106.4%

Fourth Quarter Summary Comments

•
Consolidated net sales increased $13.8 million or 2.4 percent from the prior year quarter to $598.1 million. On an organic basis, sales increased 5.4 percent. The net impact of closing and divesting small office furniture companies decreased sales $17.1 million compared to the prior year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
GAAP gross profit margin increased 240 basis points compared to the prior year quarter. Of this increase, 140 basis points were primarily driven by improved price realization and productivity partially offset by input cost inflation. The remaining increase of 100 basis points was due to lower restructuring and transition costs.

•
Selling and administrative expenses decreased 220 basis points primarily due to increased efficiency, lower Business System Transformation costs, the impact of closing and divesting small office furniture companies, and lower incentive based compensation, partially offset by increased strategic investments.

•
The Corporation recorded $0.3 million of restructuring costs and $0.6 million of transition costs in the fourth quarter in connection with previously announced facility closures and structural realignments. Of these charges, $0.6 million was included in cost of sales. The Corporation also recorded a $13.1 million impairment of goodwill, intangibles, and long-lived assets.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 29, 2018	December 30, 2017	Change
GAAP
Net Sales	$2,257.9	$2,175.9	3.8%
Gross Profit %	37.0%	36.0%	100	bps
SG&A %	30.6%	30.9%	-30	bps
(Gain) loss on sale, disposal, and license of assets %	—%	(0.1%)	10	bps
Restructuring and impairment charges %	0.7%	1.7%	-100	bps
Operating Income	$128.2	$76.7	67.1%
Operating Income %	5.7%	3.5%	220	bps
Effective Tax Rate	21.4%	(27.4%)
Net Income %	4.1%	4.1%	—
EPS – diluted	$2.11	$2.00	5.5%

Non-GAAP
Gross Profit %	37.1%	37.3%	-20	bps
Operating Income	$146.2	$139.4	4.9%
Operating Income %	6.5%	6.4%	10	bps
EPS – diluted	$2.41	$1.97	22.3%

Full Year Summary Comments

•
Consolidated net sales increased $82.0 million or 3.8 percent from the prior year to $2,257.9 million. On an organic basis, sales increased 6.6 percent. The net impact of closing and divesting small office furniture companies decreased sales $57.6 million compared to the prior year.

•
GAAP gross profit margin increased 100 basis points compared to the prior year. Input cost inflation partially offset by improved price realization, productivity and cost savings drove a decline of 20 basis points. This decline was more than offset by a 120 basis point increase due to lower restructuring and transition costs.

•
Selling and administrative expenses as a percent of sales decreased 30 basis points compared to the prior year. This decrease was primarily due to increased efficiency and the impact of closing and divesting small office furniture companies, partially offset by Business Systems Transformation investment costs, increased strategic investments and higher incentive based compensation.

•
The Corporation recorded $2.3 million of restructuring costs and $2.3 million of transition costs in 2018 in connection with previously announced facility closures and structural realignments. Of these charges, $2.3 million was included in cost of sales. Specific items include severance, accelerated depreciation, and production move costs. The Corporation also recorded net charges of $13.4 million related to impairments of goodwill, intangibles, and long-lived assets.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 29, 2018	December 30, 2017	Change		December 29, 2018	December 30, 2017	Change
GAAP
Net Sales	$429.6	$429.0	0.1%		$1,706.1	$1,660.7	2.7%
Operating Profit (Loss)	$11.8	($15.7)	NM		$79.3	$50.2	58.1%
Operating Profit (Loss) %	2.7%	(3.7%)	640	bps	4.6%	3.0%	160	bps

Non-GAAP
Operating Profit	$27.3	$18.4	48.4%		$97.3	$101.2	(3.9%)
Operating Profit %	6.3%	4.3%	200	bps	5.7%	6.1%	-40	bps

Fourth Quarter Summary Comments

•
Fourth quarter office furniture net sales increased $0.6 million or 0.1 percent from the prior year quarter to $429.6 million. On an organic basis, sales increased 4.3 percent driven by increases in the supplies and contract businesses. The net impact of closing and divesting small office furniture companies decreased sales $17.1 million compared to the prior year quarter.

•
Fourth quarter office furniture GAAP operating profit margin increased 640 basis points. Of this increase, 200 basis points were driven by improved price realization, reduced spending, lower incentive based compensation, and the impact of closing small office furniture companies, partially offset by lower volume and input cost inflation. The remaining increase of 440 basis points was due to lower nonrecurring items, which include restructuring and impairment charges, and transition costs.

Full Year Summary Comments

•
Full year office furniture net sales increased $45.4 million or 2.7 percent from the prior year to $1,706.1 million. On an organic basis, sales increased 6.4 percent driven by increases in the supplies and contract businesses. The net impact of closing and divesting small office furniture companies decreased sales $57.6 million compared to the prior year.

•
Full year office furniture GAAP operating profit margin increased 160 basis points. Input cost inflation, amortization and implementation costs from the Business Systems Transformation initiative, and strategic investments were partially offset by improved price realization, productivity and cost savings, and the impact of closing and divesting small office furniture companies, driving a decline of 40 basis points. This decline was more than offset by a 200 basis point increase due to lower nonrecurring items, which include restructuring and impairment charges, and transition costs.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 29, 2018	December 30, 2017	Change		December 29, 2018	December 30, 2017	Change
GAAP
Net Sales	$168.5	$155.3	8.5%		$551.8	$515.2	7.1%
Operating Profit	$36.1	$31.0	16.5%		$91.4	$83.6	9.2%
Operating Profit %	21.4%	20.0%	140	bps	16.6%	16.2%	40	bps

Non-GAAP
Operating Profit	$36.4	$32.4	12.3%		$93.1	$85.0	9.5%
Operating Profit %	21.6%	20.9%	70	bps	16.9%	16.5%	40	bps

Fourth Quarter Summary Comments

•	Fourth quarter hearth products net sales increased $13.2 million or 8.5 percent from the prior year quarter to $168.5 million driven by increases in the new construction and retail businesses.

•
Fourth quarter hearth products GAAP operating profit margin increased 140 basis points. Of this increase, 70 basis points were driven by improved price realization and higher sales volume, partially offset by input cost inflation. The remaining increase of 70 basis points was due to lower restructuring and transition costs.

Full Year Summary Comments

•	Full year hearth products net sales increased $36.6 million or 7.1 percent from the prior year to $551.8 million driven by increases in the new construction and retail businesses.

•
Full year hearth products GAAP operating profit margin increased 40 basis points. This 40 basis points increase was primarily driven by higher sales volume, productivity and cost savings, and improved price realization, partially offset by input cost inflation and higher incentive based compensation.

Outlook
"Looking to 2019, we see a dynamic environment with pockets of uncertainty. Late in the fourth quarter and early this year, market activity generally slowed. We expect demand will start slowly and improve throughout 2019. We continue to see pressure from inflation and tariff impacts. Despite these pressures, we expect to grow profits through productivity and cost saving efforts while continuing to invest in new capabilities. I remain excited about our members, opportunities, and market position,” said Mr. Lorenger.

For the first quarter, the Corporation expects organic sales to be down 2 to 4 percent compared to the same quarter last year. Including the impacts of closing and divesting small office furniture companies, first quarter sales are expected to be down 3 to 5 percent. First quarter diluted earnings per share are anticipated to be in the range of $(0.02) to $0.04.

The Corporation estimates full year 2019 organic sales to be up 3 to 7 percent. Including the impacts of closing and divesting small office furniture companies, full year sales are expected to be up 2 to 6 percent. The Corporation estimates full year diluted earnings per share to be in the range of $2.50 to $2.90.

Conference Call
HNI Corporation will host a conference call on Tuesday, February 26, 2019 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2018 results. To participate, call 1-877-512-9166 – conference ID number 2763239. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Tuesday, March 5, 2019, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 2763239.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global provider and designer of office furniture and the leading manufacturer and marketer of hearth products. The Corporation sells the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. The Corporation's hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, and financial performance, expectations for future sales growth, and earnings per diluted share (GAAP and non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; changes in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$598,092	$584,275	$2,257,895	$2,175,882
Cost of sales	374,174	380,006	1,422,857	1,391,894
Gross profit	223,918	204,269	835,038	783,988
Selling and administrative expenses	166,695	175,934	691,140	671,831
(Gain) loss on sale, disposal, and license of assets	—	4,856	—	(1,949)
Restructuring and impairment charges	13,422	34,091	15,725	37,416
Operating income (loss)	43,801	(10,612)	128,173	76,690
Interest income	297	(170)	579	297
Interest expense	2,370	2,147	10,027	6,375
Income before income taxes	41,728	(12,929)	118,725	70,612
Income tax expense (benefit)	9,366	(46,859)	25,399	(19,286)
Net income	32,362	33,930	93,326	89,898
Less: Net income (loss) attributable to the non-controlling interest	(1)	91	(51)	103
Net income attributable to HNI Corporation	$32,363	$33,839	$93,377	$89,795

Average number of common shares outstanding – basic	43,707,873	43,444,885	43,639,003	43,839,004
Net income attributable to HNI Corporation per common share – basic	$0.74	$0.78	$2.14	$2.05

Average number of common shares outstanding – diluted	44,310,574	44,153,300	44,327,602	44,839,813
Net income attributable to HNI Corporation per common share – diluted	$0.73	$0.77	$2.11	$2.00

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

(Unaudited)

	December 29, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$76,819	$23,348
Short-term investments	1,327	2,015
Receivables	255,207	258,551
Inventories	157,178	155,683
Prepaid expenses and other current assets	41,352	49,283
Total Current Assets	531,883	488,880

Property, Plant, and Equipment:
Land and land improvements	28,377	28,593
Buildings	290,263	306,137
Machinery and equipment	565,884	556,571
Construction in progress	28,443	39,788
	912,967	931,089
Less accumulated depreciation	528,034	540,768
Net Property, Plant, and Equipment	384,933	390,321

Goodwill and Other Intangible Assets	463,290	490,892

Deferred Income Taxes	1,569	193

Other Assets	20,169	21,264

Total Assets	$1,401,844	$1,391,550

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$428,865	$450,128
Current maturities of long-term debt	679	36,648
Current maturities of other long-term obligations	4,764	2,927
Total Current Liabilities	434,308	489,703

Long-Term Debt	249,355	240,000

Other Long-Term Liabilities	72,767	70,409

Deferred Income Taxes	82,155	76,861

Equity:
HNI Corporation shareholders' equity	562,933	514,068
Non-controlling interest	326	509

Total Equity	563,259	514,577

Total Liabilities and Equity	$1,401,844	$1,391,550

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Twelve Months Ended
	December 29, 2018	December 30, 2017
Net Cash Flows From (To) Operating Activities:
Net income	$93,326	$89,898
Non-cash items included in net income:
Depreciation and amortization	74,788	72,872
Other post-retirement and post-employment benefits	1,767	1,592
Stock-based compensation	7,317	7,750
Deferred income taxes	3,197	(33,606)
(Gain) loss on sale, retirement, license, and impairment of long-lived assets and intangibles, net	16,264	30,892
Amortization of deferred gain on sale leaseback transaction	(400)	—
Other – net	(1,336)	(1,949)
Net increase (decrease) in operating assets and liabilities, net of divestitures	(10,729)	(29,409)
Increase (decrease) in other liabilities	2,236	(4,891)
Net cash flows from (to) operating activities	186,430	133,149

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(55,648)	(109,243)
Proceeds from sale and license of property, plant, equipment, and intangibles	23,767	9,009
Capitalized software	(8,048)	(18,148)
Acquisition spending, net of cash acquired	(2,850)	(898)
Purchase of investments	(2,676)	(3,451)
Sales or maturities of investments	3,100	3,197
Other – net	1,135	1,510
Net cash flows from (to) investing activities	(41,220)	(118,024)

Net Cash Flows From (To) Financing Activities:
Payments of note and long-term debt and other financing	(352,727)	(274,343)
Proceeds from long-term debt	323,075	339,337
Dividends paid	(51,085)	(49,557)
Purchase of HNI Corporation common stock	(30,452)	(57,505)
Proceeds from sales of HNI Corporation common stock	19,606	14,224
Withholding related to net share settlements of equity based awards	(156)	(245)
Net cash flows from (to) financing activities	(91,739)	(28,089)

Net increase (decrease) in cash and cash equivalents	53,471	(12,964)
Cash and cash equivalents at beginning of period	23,348	36,312
Cash and cash equivalents at end of period	$76,819	$23,348

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net Sales:
Office furniture	$429,612	$428,987	$1,706,092	$1,660,723
Hearth products	168,480	155,288	551,803	515,159
Total	$598,092	$584,275	$2,257,895	$2,175,882

Income Before Income Taxes:
Office furniture	$11,808	$(15,680)	$79,323	$50,176
Hearth products	36,117	30,997	91,367	83,649
General corporate	(4,124)	(25,929)	(42,517)	(57,135)
Operating Income	$43,801	$(10,612)	$128,173	$76,690
Interest expense, net	2,073	2,317	9,448	6,078
Total	$41,728	$(12,929)	$118,725	$70,612

Depreciation and Amortization Expense:
Office furniture	$11,101	$10,920	$44,303	$48,435
Hearth products	2,091	1,942	8,171	10,109
General corporate	5,709	5,487	22,314	14,328
Total	$18,901	$18,349	$74,788	$72,872

Capital Expenditures (including capitalized software):
Office furniture	$12,539	$14,991	$47,860	$79,458
Hearth products	2,537	4,538	8,854	17,356
General corporate	1,641	3,971	6,982	30,577
Total	$16,717	$23,500	$63,696	$127,391

			As of December 29, 2018	As of December 30, 2017
Identifiable Assets:
Office furniture			$797,574	$821,767
Hearth products			352,060	347,189
General corporate			252,210	222,594
Total			$1,401,844	$1,391,550

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In fourth quarter 2017, the effective tax rate applied to most non-GAAP items was adjusted for one-time tax impacts that cause a variation in the effective tax rate, including the one-time tax credit due to the revaluation of deferred tax items relating to tax legislation.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of closing and divesting small office furniture companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for both years presented include restructuring and transition costs. The restructuring and transition costs are costs incurred as part of the previously announced closures of the hearth manufacturing facilities in Paris, Kentucky and Colville, Washington and the office furniture manufacturing facility in Orleans, Indiana and structural realignments in China and between office furniture facilities in Muscatine, Iowa. Specific restructuring items incurred include severance and accelerated depreciation. Specific transition items incurred include production move costs. Specific transactions in 2018 excluded for purposes of our other non-GAAP financial information included in this earnings release include the impairments of closed manufacturing facilities held for sale, a nonrecurring gain on the recovery of an impaired long-lived asset, and impairments of goodwill, intangibles, and other long-lived assets. Specific transactions in 2017 excluded for purposes of our other non-GAAP financial information included in this earnings release include the impairment of goodwill and other intangibles, a valuation reserve on a long-term note receivable, the loss on the disposal of a manufacturing facility, the tax impact related to tax legislation, a nonrecurring gain on the sale and license of a previously acquired intangible asset, and the gain on the sale of a closed manufacturing facility.

This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the first quarter and fiscal year 2019. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide it to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share without unreasonable efforts because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is highly variable and difficult to predict and estimate, and is dependent on future events which are uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles, or goodwill), unanticipated acquisition related costs, and other unanticipated nonrecurring items not reflective of ongoing operations. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our GAAP earnings per diluted share.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	December 29, 2018			December 30, 2017
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$429.6	$168.5	$598.1	$429.0	$155.3	$584.3
% change from PY	0.1%	8.5%	2.4%

Less: Impact of Acquisitions and Divestitures	—	—	—	17.1	—	17.1

Organic Sales (non-GAAP)	$429.6	$168.5	$598.1	$411.9	$155.3	$567.2
% change from PY	4.3%	8.5%	5.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 29, 2018			December 30, 2017
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$1,706.1	$551.8	$2,257.9	$1,660.7	$515.2	$2,175.9
% change from PY	2.7%	7.1%	3.8%

Less: Impact of Acquisitions and Divestitures	4.2	—	4.2	61.8	—	61.8

Organic Sales (non-GAAP)	$1,701.9	$551.8	$2,253.7	$1,599.0	$515.2	$2,114.1
% change from PY	6.4%	7.1%	6.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 29, 2018
	Gross Profit	Operating Income (Loss)	Tax	Net Income	EPS
As reported (GAAP)	$223.9	$43.8	$9.4	$32.4	$0.73
% of net sales	37.4%	7.3%		5.4%
Tax %			22.4%

Restructuring charges	—	0.3	0.1	0.3	0.01
Impairment charges	—	13.1	3.3	9.7	0.22
Transition costs	0.6	0.6	0.1	0.4	0.01

Results (non-GAAP)	$224.5	$57.8	$12.9	$42.8	$0.97
% of net sales	37.5%	9.7%		7.2%
Tax %			23.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2017
	Gross Profit	Operating Income (Loss)	Tax	Net Income	EPS
As reported (GAAP)	$204.3	$(10.6)	$(46.9)	$33.8	$0.77
% of net sales	35.0%	(1.8%)		5.8%
Tax %			359.9%

Restructuring charges	1.6	4.5	1.5	3.0	0.07
Impairment charges	—	20.9	7.2	13.8	0.31
Transition costs	5.3	5.3	1.8	3.5	0.08
Valuation allowance of long-term note receivable	—	10.3	0.4	9.8	0.22
Loss on disposal of assets	—	4.8	3.0	1.8	0.04
Tax legislation	—	—	44.8	(44.8)	(1.02)

Results (non-GAAP)	$211.2	$35.2	$11.8	$20.9	$0.47
% of net sales	36.1%	6.0%		3.6%
Tax %			36.4%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 29, 2018
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$835.0	$128.2	$25.4	$93.4	$2.11
% of net sales	37.0%	5.7%		4.1%
Tax %			21.4%

Restructuring charges	—	2.3	0.6	1.7	0.04
Impairment charges	—	13.4	3.5	9.9	0.22
Transition costs	2.3	2.3	0.5	1.7	0.04

Results (non-GAAP)	$837.3	$146.2	$30.0	$106.7	$2.41
% of net sales	37.1%	6.5%		4.7%
Tax %			22.0%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2017
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$784.0	$76.7	$(19.3)	$89.8	$2.00
% of net sales	36.0%	3.5%		4.1%
Tax %			(27.4%)

Restructuring charges	10.3	16.5	5.6	10.9	0.25
Impairment charges	—	20.9	7.1	13.9	0.31
Transition costs	17.0	17.0	5.7	11.2	0.25
Valuation allowance of long-term note receivable	—	10.3	0.4	9.8	0.22
(Gain) loss on sale, disposal, and license of assets	—	(2.0)	0.7	(2.7)	(0.06)
Tax legislation	—	—	44.8	(44.8)	(1.00)

Results (non-GAAP)	$811.3	$139.4	$45.0	$88.1	$1.97
% of net sales	37.3%	6.4%		4.1%
Tax %			33.9%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 29, 2018	December 30, 2017	Percent Change	December 29, 2018	December 30, 2017	Percent Change
Operating profit (loss) as reported (GAAP)	$11.8	($15.7)	NM	$79.3	$50.2	58.1%
% of net sales	2.7%	(3.7%)		4.6%	3.0%

Restructuring charges	0.2	3.8		1.5	11.6
Impairment charges	14.9	20.9		14.9	20.9
Transition costs	0.4	4.6		1.6	13.7
Loss on sale and disposal of assets	—	4.8		—	4.8

Operating profit (non-GAAP)	$27.3	$18.4	48.4%	$97.3	$101.2	(3.9%)
% of net sales	6.3%	4.3%		5.7%	6.1%

Hearth Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	December 29, 2018	December 30, 2017	Percent Change	December 29, 2018	December 30, 2017	Percent Change
Operating profit as reported (GAAP)	$36.1	$31.0	16.5%	$91.4	$83.6	9.2%
% of net sales	21.4%	20.0%		16.6%	16.2%

Restructuring charges	0.2	0.7		0.8	4.9
Impairment charges	—	—		0.3	—
Transition costs	0.1	0.7		0.6	3.3
Gain on sale and license of assets	—	—		—	(6.8)

Operating profit (non-GAAP)	$36.4	$32.4	12.3%	$93.1	$85.0	9.5%
% of net sales	21.6%	20.9%		16.9%	16.5%